Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

GENERAL GROWTH PROPERTIES REPORTS

Q4 AND FULL YEAR 2010 FINANCIAL RESULTS

Chicago, Illinois, February 28, 2011 -- General Growth Properties,Inc. (NYSE: GGP) (“GGP” or the “Company”) today announced its financial results under GAAP for the three and twelve months ended December 31, 2010.

GAAP OPERATING RESULTS AND EARNINGS PER SHARE (“EPS”)

	Q4			ANNUAL
	Nov 10 - Dec 31, 2010	Oct 1 - Nov 9, 2010	Three Months Ended Dec 31, 2009	Nov 10 - Dec 31, 2010	Jan 1 - Nov 9, 2010	Twelve Months Ended Dec 31, 2009
[ $THOUSANDS EXCEPT PER SHARE ]	Successor	Predecessor	Predecessor	Successor	Predecessor	Predecessor
TOTAL REVENUES	$416,542	$309,602	$734,205	$416,542	$2,406,944	$2,881,387
OPERATING INCOME	$86,099	$124,281	$83,169	$86,099	$909,364	$537,414
NET LOSS	($254,216)	($888,702)	($612,359)	($254,216)	($1,185,758)	($1,284,689)
TOTAL BASIC AND DILUTED (LOSS) EPS	($0.27)	($2.80)		($0.27)	($3.74)

GGP’s emergence resulted in the application of the acquisition method of accounting as of November 9, 2010, and, therefore, financial results subsequent to that date are required to be presented separately for accounting purposes (the “Successor”). To facilitate comparisons with our fourth quarter and annual 2009 results, we have combined such 2010 Predecessor and Successor financial results in schedules included within this release and described as “combined.”  The Company considers this combined presentation as complementary to the GAAP results as it facilitates an understanding of the operating results for the period, but should not be considered a substitute for the GAAP financial presentation.  Also, concurrent with this release, the Company has made available on its website its quarterly package of supplemental financial and operational information (the “Supplemental”) which provides additional result detail.

2010 AND 2009 CORE NOI, CORE EBITDA, CORE FFO AND FFO

The following discussion is At Share, refer to the Supplemental for details

	Combined Three Months Ended December 31		Combined Twelve Months Ended December 31
[ $THOUSANDS EXCEPT PER SHARE AND NUMBER OF SHARES ]	2010	2009	2010	2009
CORE NOI[1]	$588,373	$582,889	$2,231,181	$2,263,223
CORE EBITDA[1]	$535,531	$532,475	$2,060,819	$2,093,208
CORE FFO[1]	$249,752	$231,868	$901,064	$881,073
FFO	$254,877	($413,897)	$600,482	($421,384)
CORE FFO PER SHARE[2]	$0.25	$0.73	$0.91	$2.76
FFO PER SHARE[2]	$0.26	($1.29)	$0.60	($1.32)
COMMON SHARES OUTSTANDING			993,998,837	319,646,263

For analytical and comparison purposes, in certain schedules the operations of the Predecessor and Successor are combined to present totals for the period.

(1)                In order to present GGP’s operations in a manner most relevant to its future operations, CORE EBITDA, CORE FFO and CORE NOI (all as defined below) have been presented to exclude certain non-comparable and non-recurring revenues and expenses.

(2)                Per share amounts calculated using December 31 diluted common shares outstanding and reflected as if those shares were outstanding during the entire period shown, which is different than how total basic and diluted EPS is computed under GAAP, which is based on the weighted average shares outstanding during the period. We have presented FFO and CORE FFO per share based on diluted amounts outstanding at the end of the period as we believe such information is more meaningful and reflects the significant capital changes that occured due to the Company’s emergence.

(3)        See definitions under “Non-GAAP Supplemental Financial Measures and Definitions”.

CONTACT: David Keating, vice president of corporate communications, (312) 960-6325, david.keating@ggp.com

QUARTERLY AND YEARLY HIGHLIGHTS

•                  Comparable Tenant Sales on a trailing 12 month basis increased to $446 per square foot or 6.4% compared to the same period last year.  We have had tenant sales increases every month since December 2009.

•                  Regional Mall Occupancy remained stable at 92.9% compared to the prior year; while rental spread on permanent tenant occupancy was 2.9% in 2010.

•                  During 2010, we executed 2,400 new and renewal leases totaling 7.3 million square feet.

•                  2010 Core NOI was $2.23 billion and remained relatively unchanged year-over-year.

•                  On January 17, 2011, Sandeep Mathrani assumed the role of chief executive officer.

•                  Recent additions to our senior management team in the areas of leasing and anchor store relationships are expected to further drive our progress in 2011.

“The fourth quarter 2010 was a defining moment for GGP and it set the stage for us to build the best retail real estate company in the country.  With a new management team in place, a team that has tremendous experience and expertise, we anticipate a long-term positive impact on our properties and the company.  We now have focus and commitment to drive revenue and invest capital with discipline to create value for our shareholders,” said Sandeep Mathrani, chief executive officer of General Growth Properties.

FINANCIAL RESULTS FOR THE THREE MONTHS ENDED DECEMBER 31, 2010 AND 2009

•                  Revenues remained consistent with the same period in 2009 after adjusting for the results of acquisition accounting applied upon emergence.

•                  G&A was higher in 2010 by $17.8 million due to incurrence after emergence of legal, consultant and other emergence related costs (not classified as reorganization costs), partially offset by the sale of our Third Party Management Company.

•                  Based on the results of Old GGP’s evaluations for impairment, impairment charges of approximately $197.3 million were recognized for the quarter ended December 31, 2009.

•                  Permanent Warrant expense of  $205.3 million in the quarter ended December 31, 2010, was due to the non-cash, mark-to-market expense related to the Permanent Warrant liability as of such date, primarily due to the increase in price of GGP’s common stock since the Effective Date.

FINANCIAL RESULTS FOR THE YEAR ENDED DECEMBER 31, 2010 and 2009

•                  Total revenues decreased $59.3 million primarily as a result of acquisition accounting applied upon emergence totaling $20 million, as well as a decrease in Specialty Leasing by $15 million.

•                  Other property operating costs decreased $13.8 million due to an $8 million settlement with a utility provider and lower energy rates, driving energy expense down.

•                  Improvement in provision for doubtful accounts due to better overall general economic conditions.

CAPITAL TRANSACTIONS AND LIQUIDITY

•                  On February 25, 2011, GGP announced an amendment to its existing $300 million three-year senior secured revolving credit facility (the “Revolver”).   The amendment increases the Revolver commitment amount up to approximately $720 million and adds a provision that, subject to satisfaction of certain conditions, allows the Company to further increase the commitment amounts up to $1 billion.  The amendment also provides a step-down in interest rates and collateral requirements as the overall leverage of the Company improves.  The Revolver remains undrawn at close and will provide additional financial flexibility.

•                  Since July 2010, GGP has closed in excess of $2.5 billion, at share, of new mortgage financing.  We anticipate pursuing an additional $1 billion of financing in the second quarter of 2011 to further extend the debt maturity profile in this low interest rate environment and reduce near-term amortization.

•                  In December we sold four properties (Gateway Overlook, Plaza 9400, Division Crossing and Halsey Crossing) and the substantial portion of another property (Lockport Mall), generating $84.6 million in cash.  GGP is under contract to sell Arizona Center, an urban mixed-use property located in downtown Phoenix, Arizona. The sale is anticipated to close (subject only to customary closing conditions) on or prior to March 15, 2011, and is expected to generate approximately $128 million in pre-tax net proceeds.

CONTACT: David Keating, vice president of corporate communications, (312) 960-6325, david.keating@ggp.com

•                  Reflective of our focus on our high-quality properties, we have transferred five of our Special Consideration Properties to their respective lenders (two in November 2010 and three in February 2011) pursuant to agreements negotiated in conjunction with our secured property debt restructuring. The remaining eight Special Consideration Properties are expected to be sold or transferred to the applicable lenders by the summer of 2011.  All Special Consideration Properties have been classified as discontinued operations for financial reporting purposes.

STOCK OFFERING TRANSACTIONS

On November 9, 2010, GGP emerged through the contribution of approximately $6.8 billion from Brookfield, Pershing Square, Fairholme, Blackstone and Texas Teachers (the “New Investors”); the spin-off to GGP’s former stockholders of the Master Planned Communities and certain other properties; and the agreement to repay in full the remaining allowed bankruptcy claims of the debtors that remained in bankruptcy.  On November 15 (and November 23 with respect to the underwriters’ option to purchase additional shares), we sold approximately 154.9 million shares of our common stock to the public, at $14.75 per share (before underwriting discounts), and bought back approximately 179.3 million shares of our common stock from the New Investors as permitted by the respective agreements.  This resulted in proceeds of an additional $700 million over and above the initial contributions from the New Investors.  As a result of the HHC spin-off, the operations of the properties distributed, including all of the operations of the Master Planned Communities, have been reclassified to discontinued operations and excluded from our real estate property net operating income (“NOI”) and other performance metrics for all periods presented.

FOURTH QUARTER 2010 AND YEAR-END EARNINGS CALL

An earnings call is scheduled on March 1, 2011, at 9:00 a.m. Eastern time with Chief Executive Officer Sandeep Mathrani and Chief Financial Officer Steve Douglas.   To participate, log on to www.GGP.com 10 minutes prior to the start time.  Participants wanting to ask questions of Messrs Mathrani and Douglas must participate by phone by dialing one of the following numbers:  Operator Assisted Toll-Free Dial-In Number: (877) 845-1018; Operator Assisted International Dial-In Number: (707) 287-9345.

“Sales figures are starting to bounce back for our retailers.  Unemployment is seeing small, but steady decreases.  Consumer confidence is returning.  These are all positive indicators that our industry is moving in the right direction.   With our best-in-class assets, our leadership team, and financial flexibility, we believe we are well-positioned for short-term and long-term success,” said Mr. Mathrani.

# # #

NON-GAAP SUPPLEMENTAL FINANCIAL MEASURES AND DEFINITIONS

REAL ESTATE PROPERTY NET OPERATING INCOME (NOI) AND CORE NOI

The Company believes that NOI is a useful supplemental measure of the Company’s operating performance.  The Company defines NOI as operating revenues (rental income, tenant recoveries and other income) less property and related expenses (real estate taxes, property maintenance costs, marketing and other property expenses).  NOI has been reflected on a proportionate basis (at the Company’s ownership share).  Other REITs may use different methodologies for calculating NOI, and accordingly, the Company’s NOI may not be comparable to other REITs.  Because NOI excludes general and administrative expenses, interest expense, retail investment property impairment or other non-recoverable development costs, depreciation and amortization, gains and losses from property dispositions, allocations to non-controlling interests, reorganization items, strategic initiatives, provision for income taxes, discontinued operations and extraordinary items, it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating commercial real estate properties and the impact on operations from trends in occupancy rates, rental rates and operating costs.  This measure thereby provides an operating perspective not immediately apparent from GAAP operating or net income (loss) attributable to common stockholders. The Company uses NOI to evaluate its operating performance on a property-by-property basis because NOI allows the Company to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on the Company’s operating results, gross margins and investment returns.

In addition, management believes that NOI provides useful information to the investment community about the Company’s operating performance.  However, due to the exclusions noted above, NOI should only be used as an alternative measure of the Company’s financial performance.

CORE NOI excludes from both years the NOI impacts of non-cash and certain non-comparable items such as straight-line rent and intangible asset and liability amortization resulting from acquisition accounting.  We present Core NOI, and Core EBITDA and Core FFO as below, as we believe certain investors and other users of our financial information use them as measures of the Company’s historical operating performance.

CONTACT: David Keating, vice president of corporate communications, (312) 960-6325, david.keating@ggp.com

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AS AMORTIZATION

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is defined as net income (loss) attributable to common stockholders, adjusted to exclude interest expense net of interest income, Permanent Warrant expense, income tax provision (benefit), discontinued operations, allocations to non-controlling interests, depreciation and amortization.  “Core EBITDA” comprises EBITDA as defined immediately above and excludes certain non-cash and certain non-recurring items such as our Core NOI adjustments described above, provisions for impairment, emergence reorganization items, strategic initiatives and certain management and administration costs.

FUNDS FROM OPERATIONS (“FFO”) AND CORE FFO

The Company, consistent with real estate industry and investment community preferences, uses FFO as a supplemental measure of operating performance for a Real Estate Investment Trust (REIT).  The National Association of Real Estate Investment Trusts (NAREIT) defines FFO as net income (loss) attributable to common stockholders (computed in accordance with Generally Accepted Accounting Principles (GAAP)), excluding gains (or losses) from cumulative effects of accounting changes, extraordinary items and sales of properties, plus real estate related depreciation and amortization and including adjustments for unconsolidated partnerships and joint ventures.

The Company considers FFO a supplemental measure for equity REITs and a complement to GAAP measures because it facilitates an understanding of the operating performance of the Company’s properties.  FFO does not give effect to real estate depreciation and amortization since these amounts are computed to allocate the cost of a property over its useful life.  Since values for well-maintained real estate assets have historically increased or decreased based upon prevailing market conditions, the Company believes that FFO provides investors with a clearer view of the Company’s operating performance.   As with our presentation of Core NOI and Core EBITDA, Core FFO excludes from FFO certain items that are non-cash and certain non-comparable items such as our Core NOI adjustments, Core EBITDA adjustments, and FFO items such as FFO from discontinued operations, Permanent Warrant expense, and interest expense on debt repaid or settled, all as a result of our emergence, acquisition accounting and other capital contribution or restructuring events.

RECONCILIATIONS OF NON-GAAP SUPPLEMENTAL FINANCIAL MEASURES TO GAAP FINANCIAL MEASURES

In order to provide a better understanding of the relationship between our non-GAAP Supplemental Financial measures of NOI, Core NOI, EBITDA, Core EBITDA, FFO and Core FFO, reconciliations have been provided as follows: a reconciliation of NOI and Core NOI to GAAP Operating Income (loss); a reconciliation of EBITDA and Core EBITDA to GAAP net income, a reconciliation of Core FFO and FFO to GAAP net income (loss) attributable to common stockholders has been provided.  None of our non-GAAP Supplemental Financial measures represent cash flow from operating activities in accordance with GAAP, none should be considered as an alternative to GAAP net income (loss) attributable to common stockholders and none are necessarily indicative of cash available to fund cash needs.  In addition, the Company has presented such financial measures on a consolidated and unconsolidated basis (at the Company’s ownership share) as the Company believes that given the significance of the Company’s operations that are owned through investments accounted for on the equity method of accounting, the detail of the operations of the Company’s unconsolidated properties provides important insights into the income and FFO produced by such investments for the Company as a whole.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements.  Actual results may differ materially from the results suggested by these forward-looking statements, for a number of reasons, including, but not limited to, our ability to refinance, extend, restructure or repay our remaining debt (including that of our Unconsolidated Real Estate Affiliates) with maturities in the short to intermediate term, our ability to raise capital through equity issuances, asset sales or the incurrence of new debt, retail and credit market conditions, impairments, our liquidity demands and retail and economic conditions. Readers are referred to the documents filed by General Growth Properties, Inc. with the Securities and Exchange Commission, which further identify the important risk factors that could cause actual results to differ materially from the forward-looking statements in this release.  The Company disclaims any obligation to update any forward-looking statements.

ABOUT GGP

GGP is one of the nation’s largest shopping center owners. GGP has ownership and management interest in 169 regional and super regional shopping malls in 43 states. The company portfolio totals 174 million square feet of retail space. A publicly-traded real estate investment trust (REIT), GGP is listed on the New York Stock Exchange under the symbol GGP.

# # #

CONTACT: David Keating, vice president of corporate communications, (312) 960-6325, david.keating@ggp.com

FINANCIAL OVERVIEW

Consolidated Statements of Income (1)
(In thousands, except per share)

	Three Months Ended				Twelve Months Ended
	Nov 10 -	Oct 1 -	Oct 1 -		Nov 10 -	Jan 1 -	Jan 1 -
	Dec 31, 2010	Nov 9, 2010	Dec 31, 2010	Dec 31, 2009	Dec 31, 2010	Nov 9, 2010	Dec 31, 2010	Dec 31, 2009
	Successor	Predecessor	Combined (2)	Predecessor	Successor	Predecessor	Combined (2)	Predecessor
Revenues:
Minimum rents	$261,316	$200,749	$462,065	$468,334	$261,316	$1,558,069	$1,819,385	$1,845,844
Tenant recoveries	109,757	85,062	194,819	196,265	109,757	694,360	804,117	829,249
Overage rents	19,804	9,074	28,878	24,188	19,804	34,776	54,580	48,447
Management fees and other corporate revenues	8,894	6,288	15,182	18,244	8,894	54,351	63,245	75,304
Other	16,771	8,429	25,200	27,174	16,771	65,388	82,159	82,543
Total revenues	416,542	309,602	726,144	734,205	416,542	2,406,944	2,823,486	2,881,387
Expenses:
Real estate taxes	36,585	26,595	63,180	63,906	36,585	222,459	259,044	255,869
Property maintenance costs	20,901	12,195	33,096	37,185	20,901	92,212	113,113	104,644
Marketing	12,245	3,426	15,671	11,743	12,245	24,271	36,516	32,153
Other property operating costs	68,692	54,692	123,384	119,517	68,692	396,320	465,012	471,810
Provision for doubtful accounts	480	1,956	2,436	3,802	480	15,870	16,350	26,944
Property management and other costs	29,821	12,763	42,584	45,281	29,821	137,834	167,655	173,425
General and administrative	22,262	2,058	24,320	8,728	22,262	24,735	46,997	32,299
Strategic initiatives	—	—	—	—	—	—	—	61,961
Provisions for impairment	—	148	148	190,855	—	15,733	15,733	475,607
Depreciation and amortization	139,457	71,488	210,945	170,019	139,457	568,146	707,603	709,261
Total expenses	330,443	185,321	515,764	651,036	330,443	1,497,580	1,828,023	2,343,973
Operating income	86,099	124,281	210,380	83,169	86,099	909,364	995,463	537,414
Interest income	723	562	1,285	363	723	1,524	2,247	1,618
Interest expense	(139,130)	(187,467)	(326,597)	(319,097)	(139,130)	(1,249,444)	(1,388,574)	(1,290,176)
Permanent Warrant expense	(205,252)	—	(205,252)	—	(205,252)	—	(205,252)	—
Loss before income taxes, noncontrolling interests, equity in income of Unconsolidated Real Estate Affiliates and reorganization items	(257,560)	(62,624)	(320,184)	(235,565)	(257,560)	(338,556)	(596,116)	(751,144)
(Provision for) benefit from income taxes	8,929	61,915	70,844	10,870	8,929	60,573	69,502	(6,469)
Equity in (loss) income of Unconsolidated Real Estate Affiliates	(504)	(32,190)	(32,694)	(3,285)	(504)	21,857	21,353	32,843
Reorganization items	—	(228,040)	(228,040)	148,989	—	(339,874)	(339,874)	104,976
Loss from continuing operations	(249,135)	(260,939)	(510,074)	(78,991)	(249,135)	(596,000)	(845,135)	(619,794)
Discontinued operations	(6,949)	(655,891)	(662,840)	(545,325)	(6,949)	(616,362)	(623,311)	(684,829)
Net loss	(256,084)	(916,830)	(1,172,914)	(624,316)	(256,084)	(1,212,362)	(1,468,446)	(1,304,623)
Allocation to noncontrolling interests	1,868	28,128	29,996	11,957	1,868	26,604	28,472	19,934
Net loss attributable to common stockholders	$(254,216)	$(888,702)	$(1,142,918)	$(612,359)	$(254,216)	$(1,185,758)	$(1,439,974)	$(1,284,689)
Basic and Diluted (Loss) Earnings Per Share:
Continuing operations	$(0.26)	$(0.77)		$(0.21)	$(0.26)	$(1.84)		$(1.92)
Discontinued operations	(0.01)	(2.03)		(1.75)	(0.01)	(1.90)		(2.19)
Total basic and diluted (loss) earnings per share	$(0.27)	$(2.80)		$(1.96)	$(0.27)	$(3.74)		$(4.11)

(1)   Successor and Predecessor amounts presented in accordance with GAAP.

(2)   For analytical and comparison purposes, the operations of the Predecessor and Successor are Combined to present totals for the period.

FINANCIAL OVERVIEW

Consolidated Balance Sheets (1)
(in thousands)

	As of December 31,	As of December 31,
	2010 (2)	2009
Assets:
Investment in real estate:
Land	$4,644,712	$3,327,447
Buildings and equipment	20,300,355	22,851,511
Less accumulated depreciation	(129,794)	(4,494,297)
Developments in progress	117,137	417,969
Net property and equipment	24,932,410	22,102,630
Investment in and loans to/from Unconsolidated Real Estate Affiliates	3,231,660	1,979,313
Investment property and property held for development and sale	—	1,753,175
Net investment in real estate	28,164,070	25,835,118
Cash and cash equivalents	1,021,311	654,396
Accounts and notes receivable, net	114,099	404,041
Goodwill	—	199,664
Deferred expenses, net	175,669	301,808
Prepaid expenses and other assets	2,300,452	754,747
Assets held for disposition	591,778	—
Total Assets	$32,367,379	$28,149,774

Liabilities:
Mortgages, notes and loans payable	$18,047,957	$7,300,772
Investment in and loans to/from Unconsolidated Real Estate Affiliates	—	38,289
Deferred tax liabilities	36,463	866,400
Permanent warrant liability	1,041,004	—
Tax indemnification liability	303,750	—
Accounts payable and accrued expenses	1,931,970	1,122,888
Liabilities held for disposition	592,122	—
Liabilities not subject to compromise	21,953,266	9,328,349
Liabilities subject to compromise	—	17,767,253
Total Liabilities	$21,953,266	$27,095,602
Redeemable noncontrolling interests:
Preferred	120,756	120,756
Common	111,608	86,077
Total Redeemable Noncontrolling Interests	$232,364	$206,833
Equity:
Total stockholders’ equity	10,079,102	822,963
Noncontrolling interests in consolidated real estate affiliates	102,647	24,376
Total Equity	10,181,749	847,339
Total Liabilities and Equity	$32,367,379	$28,149,774

(1)          Presented in accordance with GAAP

(2)          Effected for the application of Acquisition Accounting on the Effective Date.

FINANCIAL OVERVIEW - Proportionate Schedules

Reconciliation of Core NOI, Core EBITDA, and Core FFO, at share
(in thousands, except per share)

	Three Months Ended		Twelve Months Ended
	Dec 31, 2010	Dec 31, 2009	Dec 31, 2010	Dec 31, 2009
	Combined	Predecessor	Combined	Predecessor

NOI	$569,302	$578,611	$2,246,036	$2,293,204
Core NOI adjustments:
Straight-line rent (1)	(7,265)	(408)	(40,988)	(33,911)
Above- and below-market tenant leases, net (1)	18,531	(1,950)	14,313	(11,215)
Above- and below-market ground rent expense, net (1)	(39)	—	(39)	—
Above- and below-market building rent, net (1)	242	—	242	—
Other	7,602	6,636	11,617	15,145
Total Core NOI adjustments	19,071	4,278	(14,855)	(29,981)
Core NOI	$588,373	$582,889	$2,231,181	$2,263,223

EBITDA	$251,558	$479,169	$1,676,272	$1,675,634
Core NOI adjustments	19,071	4,278	(14,855)	(29,981)
Provisions for impairment	21,222	197,304	37,248	485,260
Reorganization items (2)	228,040	(148,989)	339,874	(104,976)
Strategic initiatives	—	—	—	61,961
Management and administrative costs, net (3)	15,640	713	22,280	5,310
Total Core EBITDA adjustments	283,973	53,306	384,547	417,574
Core EBITDA	$535,531	$532,475	$2,060,819	$2,093,208

FFO	$254,877	$(413,897)	$600,482	$(421,384)
Core EBITDA adjustments	283,973	53,306	384,547	417,574
FFO from discontinued operations	(506,490)	541,481	(613,146)	641,245
Mark to market adjustments on debt	4,523	(3,308)	44,094	(14,194)
Default interest	50,010	903	135,473	903
Interest expense relating to extinguished debt	28,335	64,006	213,831	249,658
Permanent warrant liability expense	205,252	—	205,252	—
Provision for (benefit from) income taxes	(70,728)	(10,623)	(69,469)	7,271
Total FFO adjustments	(5,125)	645,765	300,582	1,302,457
Core FFO	$249,752	$231,868	$901,064	$881,073
Core FFO per share diluted (4)	$0.25	$0.73	$0.91	$2.76

(1)	These items were impacted by the effects of acquisition accounting as of November 9, 2010.
(2)

Reorganization items reflect bankruptcy- related activity, including gains/losses on liabilities subject to compromise, interest income, U.S. Trustee fees, and other restructuring costs, incurred during the Chapter 11 cases from April 16, 2009 to November 9, 2010.

(3)	Refer to Page 11 (Management and Administrative Costs, net).
(4)	Core FFO and FFO per share amounts determined using December 31 diluted common shares outstanding and calculated assuming the shares were outstanding for the entire period.

FINANCIAL OVERVIEW - Proportionate Schedules

Non-Cash Revenue and Expenses Reflected In FFO, at share
(In thousands)

	Consolidated Properties			Unconsolidated Properties			Consolidated Properties	Unconsolidated Properties
	Successor	Predecessor	Combined	Successor	Predecessor	Combined	Predecessor
Three Months Ended	Nov 10 - Dec 31, 2010	Oct 1 - Nov 9, 2010	Dec 31, 2010	Nov 10 - Dec 31, 2010	Oct 1 - Nov 9, 2010	Dec 31, 2010	Dec 31, 2009

Minimum rents:
Above- and below-market tenant leases, net	$(16,269)	$496	$(15,773)	$(2,689)	$(69)	$(2,758)	$2,339	$(389)
Straight-line rent	3,204	3,383	6,587	406	273	679	135	273
Real estate taxes:
Real estate tax stabilization agreement	(899)	(425)	(1,324)	—	—	—	(981)	—
Other property operating costs:
Non-cash ground rent expense	(960)	(707)	(1,667)	(100)	(93)	(193)	(1,666)	(247)
Property management and other costs:
Above -and below-market building rent, net	(242)	—	(242)	—	—	—	—	—
Provisions for impairment	—	(148)	(148)	—	(21,074)	(21,074)	(190,855)	(6,449)
Interest expense:
Mark-to-market adjustments on debt	2,898	(6,731)	(3,833)	(700)	10	(690)	3,171	137
Amortization of deferred finance costs	(44)	(1,067)	(1,111)	(21)	(232)	(253)	(9,582)	(370)
Amortization of discount on exchangeable notes	—	(3,158)	(3,158)	—	—	—	(7,041)	—
Termination of interest rate swaps	—	—	—	—	—	—	(4,520)	—
Debt extinguishment costs	—	—	—	(1)	—	(1)	—	—
Permanent warrant liability expense	(205,252)	—	(205,252)	—	—	—	—	—
Non-cash reorganization items	—	(134,870)	(134,870)	—	—	—	230,201	—
Totals	$(217,564)	$(143,227)	$(360,791)	$(3,105)	$(21,185)	$(24,291)	$21,201	$(7,045)

Twelve Months Ended	Nov 10 - Dec 31, 2010	Jan 1 - Nov 9, 2010	Dec 31, 2010	Nov 10 - Dec 31, 2010	Jan 1 - Nov 9, 2010	Dec 31, 2010	Dec 31, 2009

Minimum rents:
Above -and below-market tenant leases, net	$(16,269)	$4,755	$(11,514)	$(2,689)	$(110)	$(2,799)	$8,471	$2,744
Straight-line rent	3,204	29,107	32,311	406	8,271	8,677	25,640	8,271
Real estate taxes:
Real estate tax stabilization agreement	(899)	(3,368)	(4,267)	—	—	—	(3,924)	—
Other property operating costs:
Non-cash ground rent expense	(960)	(5,681)	(6,641)	(100)	(735)	(835)	(6,676)	(1,175)
Property management and other costs:
Above -and below-market building rent, net	(242)	—	(242)	—	—	—	—	—
Provisions for impairment	—	(15,733)	(15,733)	—	(21,515)	(21,515)	(475,605)	(9,655)
Interest expense:
Mark-to-market adjustments on debt	2,898	(48,586)	(45,688)	(700)	2,294	1,594	12,571	1,623
Amortization of deferred finance costs	(44)	(19,482)	(19,526)	(21)	(1,535)	(1,556)	(44,344)	(1,534)
Amortization of discount on exchangeable notes	—	(24,777)	(24,777)	—	—	—	(27,388)	—
Termination of interest rate swaps	—	(9,636)	(9,636)	—	—	—	9,636	—
Debt extinguishment costs	—	(9,007)	(9,007)	(1)	(31)	(32)	(567)	—
Permanent warrant liability expense	(205,252)	—	(205,252)	—	—	—	—	—
Non-cash reorganization items	—	(33,422)	(33,422)	—	—	—	208,779	—
Totals	$(217,564)	$(135,830)	$(353,394)	$(3,105)	$(13,361)	$(16,466)	$(293,407)	$274